EXHIBIT 4.6


                             STOCK OPTION AGREEMENT


                  This STOCK OPTION AGREEMENT (the "Agreement") is entered into as of September 13, 1999, by and between INDIVIDUAL INVESTOR GROUP, INC., a Delaware corporation with its principal place of business at 125 Broad Street, 14th Floor, New York, New York 10004 (the "Company"), and Bill Flavin, an individual with a place of business at 1735 East Big Beaver Road, Troy, Michigan 48083 ("Flavin").

                  WHEREAS, Flavin, FLAVIN ASSOCIATES, INCORPORATED, a Michigan corporation ("FAI") and the Company are parties to an agreement dated as of September 13, 1999, related to the compensation to be paid by the Company to FAI in consideration for FAI acting as a sales representative of the Company; and

                  WHEREAS, as of September 13, 1999 (the "Grant Date"), the Stock Option Committee (the "Committee") of the Board of Directors of the Company (the "Board") authorized the grant to Flavin of an option (the "Option") to purchase an aggregate of 30,000 shares of the authorized but unissued Common Stock of the Company, $.01 par value (the "Common Stock"), conditioned upon Flavin's acceptance of the grant of the Option upon the terms and conditions set forth in this Agreement; and

                  WHEREAS, Flavin desires to acquire the Option upon the terms and conditions set forth in this Agreement;

                  IT IS AGREED:

                  1. Grant of Stock Option. The Company hereby grants Flavin the Option to purchase all or any part of an aggregate of 30,000 shares of Common Stock (the "Option Shares") on the terms and conditions set forth herein.

                  2. Non-Qualified Stock Option. The Option represented hereby shall be a "non-qualified stock option," and is not intended to be an Option which qualifies as an "Incentive Stock Option" under Section 422 of the Internal Revenue Code of 1986, as amended.

                  3. Exercise Price. The exercise price of the Option is $3.25 per share, subject to adjustment as hereinafter provided.


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                  4. Exercisability. This Option shall be exercisable, subject to the terms and conditions of this Agreement, as follows: (i) the right to purchase 10,000 of the Option Shares shall be exercisable on or after September 13, 2000, (ii) the right to purchase 10,000 of the Option Shares shall be exercisable on or after September 13, 2001, and (iii) the right to purchase 10,000 of the Option Shares shall be exercisable on or after September 13, 2002. After a portion of the Option becomes exercisable, such portion shall remain exercisable, except as otherwise provided herein, until the close of business on September 12, 2009 ("Exercise Period").

                  5.       Effect of Termination of Employment.

                           5.1.     Termination Due to Death.  If the employment
of FAI as a sales representative of the Company terminates by reason of death of the FAI employee(s) responsible for the Company's account, the portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by Flavin or the legal representative of his estate or by the legatee of Flavin under the will of Flavin, for a period of one (1) year from the date of such death or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, that was not exercisable as of the date of death shall immediately expire upon death.

                           5.2.     Termination Due to Disability.  If the
employment of FAI as a sales representative of the Company terminates by reason of disability of the Flavin employee(s) responsible for the Company's account, the portion of the Option, if any, that was exercisable as of the date of termination of employment may thereafter be exercised by Flavin for a period of one (1) year from the date of the termination of employment or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, that was not exercisable as of the date of such termination of employment shall immediately expire on the date of such termination of employment.

                           5.3.     Other Termination.

                                    (a)     If the employment of FAI as a sales
representative of the Company is terminated by the Company or Flavin for any reason other than (i) death or (ii) disability or (iii) for cause by the Company, then the portion of the Option, if any, that was exercisable as of the date of termination of employment may thereafter be exercised by Flavin for a period of thirty (30) days from termination of employment or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, that was not exercisable as of the date of such termination of employment shall immediately expire on the date of such termination of employment.

                                    (b)     In the event the employment of FAI
as a sales representative of the Company is terminated for cause, the Company may require Flavin to return to the Company the economic value of any Option Shares purchased hereunder by Flavin within the six (6) month period prior to the date of such termination of employment. In such event, Flavin hereby agrees to remit to the Company, in cash, an amount equal to the difference between the


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Fair Market Value of the Option Shares on the date of such termination of employment (or the sales price of such Shares if the Option Shares were sold during such six (6) month period) and the Exercise Price of such Shares. For purposes of this Agreement, the "Fair Market Value" of the Option Shares on a given date (the "Date of Determination") shall mean (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on the last trading day preceding the Date of Determination, as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market, but is traded in the over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the Date of Determination for which such quotations are reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause
(i) or (ii) above, such price as the Committee shall determine, in good faith.

                           5.4.     "Employment".  FAI shall be considered to be
employed by the Company pursuant to this Section 5 if FAI is retained as a sales representative by the Company (or of any parent, subsidiary or affiliate of the Company) or if the Committee determines in its sole and absolute discretion that FAI is otherwise rendering substantial services to the Company as a part-time employee, consultant or contractor of the Company (or of any parent, subsidiary or affiliate of the Company). The Committee shall have the sole and absolute discretion to determine whether FAI has ceased to be employed by the Company and the effective date on which such employment terminated.

                           5.5.     No Right to Employment.  Nothing in this
Agreement shall confer on FAI any right to continue in the employ of, or other relationship with, the Company (or with any parent, subsidiary or affiliate of the Company) or limit in any way the right of the Company (or of any parent, subsidiary or affiliate of the Company) to terminate FAI's employment or other relationship with the Company (or with any parent, subsidiary or affiliate of the Company) at any time, with or without cause.

                           5.6.     Competing With the Company.  In the event
that, within eighteen (18) months after the date of termination of FAI's employment with the Company, FAI (or any of the FAI employees responsible for the Company's account accepts employment with any competitor of, or otherwise competes with, the Company, the Committee, in its sole discretion, may require Flavin to return to the Company the economic value of any Option Shares purchased hereunder by Flavin within the six (6) month period prior to the date of termination or after the date of termination. In such event, Flavin agrees to remit the economic value to the Company in accordance with Section 5.3(b).

                  6. Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of Flavin for Federal income tax purposes with respect to the Option, Flavin shall pay to the Company, or


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make arrangements satisfactory to the Company regarding the payment of, any
Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. Notwithstanding anything in this Agreement to the contrary, the obligations of the Company pursuant to this Agreement shall be conditional upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Flavin from the Company.

                  7. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, consolidation, dividend (other than cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the number of issued shares of Common Stock, the Company shall proportionally adjust the number and kind of Option Shares and the exercise price of the Option in order to prevent the dilution or enlargement of Flavin's proportionate interest in the Company and Flavin's rights hereunder, provided that the number of Option Shares shall always be a whole number.

                  8.       Method of Exercise.

                           8.1.     Notice to the Company.  The Option shall be
exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice.

                           8.2.     Delivery of Option Shares.  The Company
shall deliver a certificate for the Option Shares to Flavin as soon as practicable after payment therefor.

                           8.3.     Payment of Purchase Price.  Flavin shall
make pay for the Option Shares by any one or more of the following methods set forth in this Section 8.3.

                                    8.3.1.  Cash Payment.  Flavin shall make
cash payments by wire transfer, certified check or bank check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

                                    8.3.2.  Payment through Bank or Broker.
Flavin may make arrangements satisfactory to the Company with a bank or a broker who is member of the National Association of Securities Dealers, Inc. to either
(a) sell on the exercise date a sufficient number of the Option Shares being purchased so that the net proceeds of the sale transaction will at least equal the Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of any applicable withholding taxes and pursuant to which the bank or broker undertakes irrevocably to deliver the full Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of any applicable withholding taxes to the Company on a date satisfactory to the Company, but no later than the date on which the sale transaction would settle in the ordinary course of business or


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(b) obtain a "margin commitment" from the bank or broker pursuant to which the bank or broker undertakes irrevocably to deliver the full Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of any applicable withholding taxes to the Company, immediately upon receipt of the Option Shares.

                                    8.3.3.  Cashless Payment.  Flavin may, in
his or her sole discretion, use shares of Common Stock of the Company that were owned by Flavin for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144 and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares), or that were obtained by Flavin in the open public market, to pay the purchase price for the Option Shares by delivery of one or more stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at the Fair Market Value.

                                    8.3.4.  Payment of Withholding Tax.  Any
required withholding tax may be paid in cash or with Common Stock in accordance with Sections 8.3.1., 8.3.2 and 8.3.3.

                                    8.3.5.  Exchange Act Compliance.
Notwithstanding the foregoing, the Company shall have the right to reject payment in the form of Common Stock if in the opinion of counsel for the Company, (i) it could result in an event of "recapture" under Section 16(b) of the Securities Exchange Act of 1934; (ii) such shares of Common Stock may not be sold or transferred to the Company; or (iii) such transfer could create legal difficulties for the Company.

                  9. Security Interest in Option Shares Collateralizing Obligations Owed to the Company. Notwithstanding anything in this Agreement to the contrary, Flavin hereby grants the Company a security interest in the Option Shares as follows: in the event that Flavin owes the Company any sum (including without limitation amounts owed pursuant to a loan made by the Company to Flavin), and such sum is past due (the "Past Due Amount"), the Company shall have a security interest in the Option Shares. Flavin hereby agrees to execute, promptly upon request by the Company, such instruments and to take such action as may be useful for the Company to perfect and/or exercise such security interest, and hereby irrevocably grants the Company the right to retain, in full or partial payment of the Past Due Amount, up to the following number of Option Shares upon any whole or partial exercise of the Option: a fraction, the numerator of which is the Past Due Amount, and the denominator of which is the Fair Market Value of the Company's Common Stock (as set forth in Section 5.3(b)) as of the date of such exercise; provided that the fraction set forth in the preceding clause shall be rounded up to the nearest whole number. The security interest set forth herein shall be cumulative to all, and not in lieu of any, other remedies to available to the Company with respect to any Past Due Amount.

                  10. Market Standoff Agreement. Flavin agrees that, in connection with any registration of the Company's securities, upon the request of the Company or the underwriters managing any public offering of the Company's securities, Flavin will not sell or otherwise dispose of any Option Shares (including without limitation sale of Option Shares in connection with the exercise method set forth in Section 8.3.2.) or any other securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of

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such registration as the Company or the underwriters may specify for the
Company's employee shareholders generally. Flavin understands and agrees that, in order to ensure compliance with the market standoff agreement, the Company may issue appropriate "stop-transfer" instructions to its transfer agent.

                  11. Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Flavin herein is an ISO, and if Flavin sells or otherwise disposes of any of the Option Shares acquired pursuant to a whole or partial exercise the Option prior to the later of (a) the second (2nd) anniversary of the Grant Date, or (b) the first (1st) anniversary of the date of exercise of such Option Shares, Flavin shall immediately notify the Company in writing of such sale or disposition. Flavin acknowledges and agrees that Flavin may be subject to income and other tax withholding by the Company on the compensation income recognized by Flavin from any such sale or disposition, by payment in cash (or in shares of Common Stock, to the extent permissible under Section 8.3.4.) or out of the current wages or other earnings payable to Flavin. Flavin hereby authorizes his/her broker(s) to provide the Company, promptly at the Company's request, with any information concerning the Option Shares, now or previously in Flavin's account(s) with such broker(s), as the Company may request. Flavin agrees that this authorization may not be revoked or modified in any manner except pursuant to a writing signed by both Flavin and the Company.

                  12. Nonassignability. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution in the event of the death of Flavin. No transfer of the Option by Flavin by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

                  13. Required Holding Period. This Option and any Common Stock acquired upon its exercise may not be sold, assigned or otherwise transferred prior to the six (6) month anniversary of the Grant Date.

                  14. Company Representations. The Company hereby represents and warrants to Flavin that:

                           (a) the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

                           (b) the Option Shares, when issued and delivered by the Company to Flavin in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

                  15. Flavin Representations. Flavin hereby represents and warrants to the Company that:

                           (a) he or she is acquiring the Option and shall acquire the Option Shares for his or her own account and not with a view towards the distribution thereof;


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                           (b) he or she has received a copy of all reports and
         documents required to be filed by the Company with the Commission pursuant to the Exchange Act within the last twenty-four (24) months and all reports issued by the Company to its stockholders within the last twenty-four (24 )months;

                           (c) he or she understands that he or she must bear the economic risk of the investment in the Option Shares, which cannot be sold by him or her unless they are registered under the Securities Act of 1933 (the "1933 Act") or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act except as provided in Section 16A below;

                           (d) in his or her position with the Company, he or she has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (b) above;

                           (e) he or she is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein; and

                           (f) The certificates evidencing the Option Shares may
bear the following legends:

                           "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or trans ferred in the absence of such registration or an exemption therefrom under said Act."

                           "The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement, dated as of September 13, 1999, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof."


                  16. Restriction on Transfer of Stock Option Agreement and Option Shares. Notwithstanding anything in this Agreement to the contrary, and in addition to the provisions of Section 12 of this Agreement, Flavin hereby agrees that he or she shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him or her without registration under the 1933 Act, or in the event that they are not so registered, unless (a) an exemption from the 1933 Act registration requirements is available thereunder, and (b) Flavin has furnished the Company with notice of such proposed transfer and the Company's legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

                  16A. Registration Right. The Company agrees to file a registration statement ("Registration Statement") on Form S-8 (or successor form) to register the Option Shares for issuance to Flavin on or prior to the date the Option or any portion thereof first becomes exercisable. The Company will bear all expenses and pay all fees incurred in connection with

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the filing and modification or amendment of the Registration Statement, exclusive of underwriting discounts, and commissions payable in respect of the sale of the Common Stock and any counsel for Flavin. Moreover, if the Company fails to comply with the provisions of this Section 16A, the Company shall, in addition to any other equitable or other relief available to Flavin, be liable for any and all incidental, special and consequential damages and damages due to loss of profits sustained by Flavin.

                  17. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Flavin or the Company to the Committee for review. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and on Flavin.

                  18.      Miscellaneous.

                           18.1.    Notices.  All notices, requests, deliveries,
payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or by private courier (e.g., Federal Express), or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered in person or by private courier, or on the third (3rd) business day following deposit in the United States mail as set forth above.

                           18.2.    [Intentionally omitted.]

                           18.3.    Successors and Assigns.  The Company may
assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Option Agreement shall be binding upon Flavin and Flavin's heirs, executors, administrators, legal representatives, successors and assigns.

                           18.4.    Entire Agreement.  This Agreement
constitutes the entire agreement of the parties hereto and supersede all prior undertakings and agreements, oral or written, with respect to the subject matter hereof. The Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. To the extent that the policies and procedures of the Company apply to Flavin and are inconsistent with the terms of the Agreement, the provisions of the Agreement shall control.

                           18.5.    Amendments; Waivers.   The Agreement may not
be modified, amended, or terminated except by an instrument in writing, signed by each of the parties (in the case of the Company, such instrument must be signed by the President or Chief Executive Officer of the Company to be effective). No failure to exercise and no delay in exercising any right, remedy, or power under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under the Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity. All rights and remedies, whether conferred by the Agreement, by any other instrument or by law,


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shall be cumulative, and may be exercised singularly or concurrently.

                           18.6.    Severability; Enforcement. If any provision
of this Agreement is held invalid, illegal or unenforceable in any respect (an "Impaired Provision"), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

                           18.7.    Attorneys' Fees.  In the event of any
arbitration or litigation between the parties arising under or related to this Agreement (a "Covered Dispute"), the substantially prevailing party in the Covered Dispute (the "Prevailing Party") shall be entitled to receive from the other party the Prevailing Party's reasonable attorneys' fees and costs, including, without limitation, the cost at the hourly charges routinely charged therefor by the persons providing the services, reasonable fees and/or allocated costs of staff (in-house) counsel, and fees and expenses of experts retained by counsel in connection with such arbitration or litigation and with any and all appeals or petitions therefrom, in addition to any other relief to which the Prevailing Party may be entitled. A party to a Covered Dispute shall be the Prevailing Party in such Covered Dispute if the claims against such party are dismissed at any stage in the arbitration or litigation.

                           18.8.    Governing Law; Jurisdiction.  The Agreement
shall be governed by and construed in accordance with the law of the State of New York, without reference to that body of law concerning choice of law or conflicts of law, except that the General Corporation Law of the State of Delaware ("GCL") shall apply to all matters governed by the GCL, including without limitation matters concerning the validity of grants of stock options and actions of the Company's board of directors or any committee thereof. The parties agree that, subject to the agreement to arbitrate disputes set forth in
Section 18.12, the sole and exclusive judicial venues for any dispute, difference, cause of action or legal action of any kind that any party, or any officer, director, employee, agent or permitted successor or assign of any party may bring against any other party, or against any officer, director, employee, agent or permitted successor or assign of any party, related to this Agreement (a "Proceeding"), shall be (a) the United States District Court for the Southern District of New York, if such court has statutory jurisdiction over the Proceeding and (b) the Supreme Court of the State of New York in the County of New York (collectively, the "New York Courts"). Each of the parties hereby expressly (i) consents to the personal jurisdiction of each of the New York Courts with respect to any Proceeding; (ii) agrees that service of process in any Proceeding may be effected upon such party in the manner set forth in
Section 18.1 (as well as in any other manner prescribed by law); and (iii) waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the Proceeding has been brought in an inconvenient forum, to any Proceeding brought in either of the New York Courts. Notwithstanding the foregoing, nothing in this paragraph alters the parties' agreement to arbitrate disputes as set forth in Section 18.12.



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                           18.9.    No Duty to Disclose.  Flavin acknowledges
and agrees that, except for the information provided to Flavin by the Company pursuant to Section 15(b) and 15(d) prior to execution of this Agreement, neither the Company nor any of the Company's officers, directors, shareholders, employees, agents or representatives has any duty or obligation to disclose to Flavin any information whatsoever, including but not limited to information concerning the Company that might if made public affect the value of the Option Shares. Such information includes without limitation any information concerning the Company's actual or potential financial performance, actual or potential material contracts to which the Company is or may become a party, or actual or potential material transactions that involve or may involve the Company, including but not limited to plans to effect a merger or to acquire or dispose of a material amount of assets. Flavin acknowledges and understands that he or she (a) might exercise his or her Option (or a portion thereof) prior to the public dissemination of such information, and that the value of the Option Shares may decrease after the public dissemination of such information, or (b) might exercise his or her Option (or a portion thereof) and sell, pledge or encumber the Option Shares (or a portion thereof) prior to the public dissemination of such information, and that the value of the Option Shares may increase after the public dissemination of such information; and Flavin acknowledges and agrees that he or she will not bring or participate in any claim whatsoever against the Company or against any of the Company's officers, directors, shareholders, employees, agents or representatives related to the failure to have disclosed such information prior to Flavin's exercise of the Option and/or sale, pledge or encumbrance of the Option Shares.

                           18.10.   Rights of Third Parties.  Nothing in this
Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                           18.11    Headings.  The Section headings used herein
are for convenience only and do not define, limit or construe the content of such sections. All references in this Agreement to Section numbers refer to Sections of this Agreement, unless otherwise indicated.

                           18.12.   Agreement to Arbitrate.  Flavin and the
Company recognize that differences may arise between them during or following the employment of FAI as a sales representative of the Company, and that those differences may or may not be related to the grant of the Option herein or to such employment of FAI. Flavin understands and agrees that by entering into this Agreement, Flavin anticipates the benefits of a speedy, impartial dispute-resolution procedure of any such differences. As used in this Section
18.12 and its subparts, the "Company" shall also refer to all benefit plans, the benefit plans' sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

                  (a) Arbitrable Claims. (i) ALL DISPUTES BETWEEN FLAVIN (AND ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, AGENTS AND PERMITTED SUCCESSORS AND ASSIGNS) AND THE COMPANY (AND ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, AGENTS AND PERMITTED SUCCESSORS AND ASSIGNS) RELATING IN ANY MANNER WHATSOEVER TO FAI'S EMPLOYMENT AS A SALES REPRESENTATIVE OF THE COMPANY OR TO THE TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL DISPUTES


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ARISING UNDER THIS AGREEMENT (COLLECTIVELY, "ARBITRABLE CLAIMS") SHALL BE
RESOLVED EXCLUSIVELY BY BINDING ARBITRATION. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation (including but not limited to claims alleging unlawful harassment or discrimination in violation of Title VII and/or Title IX of the U.S. Code, of the Age Discrimination in Employment Act, of the Americans with Disabilities Act, of state statute, or otherwise), excepting only claims under applicable workers' compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as provided in Section 18.12(a)(ii), the Arbitrator (as defined below) shall decide whether a claim is an Arbitrable Claim. THE PARTIES HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

                                    (ii)  NOTWITHSTANDING ANYTHING HEREIN TO THE
CONTRARY, HOWEVER, THE COMPANY MAY ENFORCE IN COURT, WITHOUT PRIOR RESORT TO ARBITRATION, ANY CLAIM CONCERNING ACTUAL OR THREATENED UNFAIR COMPETITION AND/OR THE ACTUAL OR THREATENED USE AND/OR UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL OR PROPRIETARY INFORMATION OF THE COMPANY. The court shall determine whether a claim concerns actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company.

                  (b)      Arbitration Procedure.

                           (i)      American Arbitration Association Rules;
Initiation of Arbitration; Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Rules"), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitations period shall be null and void, and the Company and Flavin waive all rights under statutes of limitation of different duration. The arbitration shall take place in New York, New York.

                           (ii) Selection of Arbitrator. All disputes involving
Arbitrable Claims shall be decided by a single arbitrator (the "Arbitrator"), who shall be selected as follows. The American Arbitration Association ("AAA") shall give each party a list of eleven (11) arbitrators drawn from its panel of employment arbitrators (the "Name List"). Each party may strike up to six (6) names on the Name List it deems unacceptable, and shall notify the other party of the names it has stricken, within fourteen (14) calendar days of the date the AAA gave notice of the Name List. If only one common name on the Name List remains unstricken by the parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the Name Lists unstricken by parties, Flavin shall strike one of the remaining names and notify the Company, within seven (7) calendar days of notification of the list of unstricken names. If, after Flavin strikes a name as set forth in the preceding sentence, there is still two or more unstricken names, the Company and Flavin shall alternately strike names (with the Company having the next strike) and notify the other party of the stricken name within seven (7) calendar days, until only one remains. If no common name on the initial the Name List remains unstricken by the parties, the AAA shall furnish an additional list or lists, and the parties shall proceed as set forth above, until an Arbitrator is selected.

                           (iii) Conduct of the Arbitration.

                                    (A)     Discovery. To help prepare for the
arbitration, Flavin and the Company shall be entitled, at their own expense, to learn about the facts of a claim before the arbitration begins. Each party shall have the right to take the deposition of one (1) individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrator so orders, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

                                    (B) Authority. The Arbitrator shall have
jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. The arbitrator shall not have the power to award remedies or relief that a New York court could not have awarded. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. Except as provided in Section 18(a)(ii), the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Agreement, including but not limited to any claim that all or any part of any of the Agreement is void or voidable and any assertion that a dispute between Flavin and the Company is not an Arbitrable Claim. The arbitration shall be final and binding upon the parties.

                                    (C) Costs. Either party, at its expense, may
arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrator orders a stenographic record, the parties shall split the cost. Except as otherwise provided in this Section 18.12 and in Section 18.7, Flavin and the Company shall equally share the fees and costs of the arbitration and the Arbitrator.

                  (c) Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrator, and, if involved, the court and court staff. All documents filed with the Arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

                  (d) Enforceability. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 18.12.


                                          INDIVIDUAL INVESTOR GROUP, INC.
                                          125 Broad Street, 14th Floor
                                          New York, New York  10004

                                          By: __________________________
                                              Jonathan L. Steinberg
                                              Chief Executive Officer



                                           Acceptance

         Flavin hereby acknowledges: I have received a copy of this Agreement; I have had the opportunity to consult legal counsel in regard to this Agreement, and have availed myself of that opportunity to the extent I wish to do so (I understand the Company's attorneys represent the Company and not myself, and I have not relied on any advice from the Company's attorneys); I have read and understand this Agreement; I AM FULLY AWARE OF LEGAL EFFECT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE EFFECT OF SECTION 18.12 HEREOF CONCERNING ARBITRATION; and I have entered into this Agreement freely and voluntarily and based on my own judgment and not on any representations or promises other than those contained in this Agreement. Flavin accepts this Option subject to all the terms and conditions of this Agreement.

         Flavin acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Option Shares and that Flavin should consult a tax adviser prior to such exercise or disposition.


                                            ---------------------------------

                                            Bill Flavin

                                                                      EXHIBIT A

                      FORM OF NOTICE OF EXERCISE OF OPTION

___________________________
             DATE

Individual Investor Group, Inc.
125 Broad Street, 14th Floor
New York, New York  10004

                  Attention:  Stock Option Committee of the Board of Directors

                           Re:      Purchase of Option Shares

Gentlemen:

In accordance with my Stock Option Agreement dated as of September 13, 1999 ("Agreement") with Individual Investor Group, Inc. (the "Company"), I hereby irrevocably elect to exercise the right to purchase _________ shares of the Company's common stock, par value $.01 per share ("Common Stock"), which are being purchased for investment and not for resale.

                  As payment for my shares, enclosed is (check and complete applicable box[es]):

         (    )   a [personal check] [certified check] [bank check]
                  payable to the order of "Individual Investor Group, Inc."
                  in the sum of $_________;

         (    )   confirmation of wire transfer in the amount of $_____________;
                  and/or

         (    )   certificate for __________ shares of the Company's Common
                  Stock, free and clear of any encumbrances, duly endorsed, having a Fair Market Value (as such term is defined in the Agreement) of $_________.

                  I hereby represent, warrant to, and agree with, the Company that:

                           (i) I have acquired the Option and shall acquire the Option Shares for my own account and not with a view towards the distribution thereof;

                           (ii) I have received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, within the last twenty-four (24) months and all reports issued by the Company to its stockholders;

                           (iii) I understand that I must bear the economic risk of the investment in the Option Shares, which cannot be sold by me unless they are registered under the Securities Act of 1933 (the "1933 Act") or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

                           (iv) in my position with the Company, I have had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (ii) above;

                           (v) I am aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein;

                           (vi) my rights with respect to the Option Shares shall, in all respects, be subject to the terms and conditions of the Agreement; and

                           (vii) the certificates evidencing the Option Shares
may bear the following legends:

                           "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or trans ferred in the absence of such registration or an exemption therefrom under said Act."

                           "The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement, dated as of September 13, 1999, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof."


                  Kindly forward to me my certificate at your earliest convenience.

Very truly yours,


------------------------------              ------------------------------
(Signature)                                          (Address)

------------------------------              ------------------------------
(Print Name)                                         (Address)

                                            ------------------------------
                                           (Social Security Number) Flavin


                                        2